Exhibit (b)(1)

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282	BANK OF AMERICA, N.A. BofA SECURITIES, INC. One Bryant Park New York, NY 10036	BARCLAYS 745 Seventh Avenue New York, New York 10019

KKR CAPITAL MARKETS LLC KKR CORPORATE LENDING LLC 9 West 57th Street, Suite 4160 New York, NY 10019		ROYAL BANK OF CANADA RBC CAPITAL MARKETS Three World Financial Center 200 Vesey Street New York, NY 10281

CONFIDENTIAL

July 12, 2019

Autokiniton US Intermediate, Inc.

c/o KPS Capital Partners, LP

485 Lexington Ave., 31st Floor

New York, New York 10017

Attention: Alison H. Beyer

Project Tiger

$400 million Senior Secured Incremental Term Loan Facility

$125 million Senior Secured Incremental Asset-Based Revolving Credit Facility

Commitment Letter

Ladies and Gentlemen:

Reference is made to (i) that certain Credit Agreement, dated as of May 22, 2018 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Existing Term Loan Credit Agreement”), by and among Autokiniton US Intermediate, Inc., a Delaware corporation (“Holdings” or “you”), Autokiniton US Holdings, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, and Goldman Sachs Bank USA, as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties (each as defined therein) and (ii) that certain Asset-Based Revolving Credit Agreement, dated as of May 22, 2018 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Existing ABL Agreement” and, together with the Existing Term Loan Credit Agreement, the “Existing Credit Agreements”) by and among Holdings, the lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties (each as defined therein).

You have advised Goldman Sachs Bank USA (“GS Bank”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BofA Securities”), Barclays Bank PLC (“Barclays”), KKR Capital Markets LLC (“KCM”), KKR Corporate Lending LLC (“KCL”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM” and, together with GS Bank, Bank of America, BofA Securities, Barclays, KCM, KCL and Royal Bank, the “Banks” or the “Initial Lenders”) that (i) affiliates of the Borrower intend to enter into an agreement and plan of merger (including all exhibits and schedules thereto, the “Merger Agreement”) with Tower International, Inc., a Delaware corporation (the “Target”) pursuant to which a direct wholly owned domestic subsidiary of the Borrower (“Merger Sub”) will merge with and into Target, with Target surviving such merger as a direct wholly owned subsidiary of the Borrower (the “Merger”) and (ii) you intend to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A.

You have further advised us that, in connection therewith, you intend to finance the Merger in part through the borrowing, subject solely to the conditions set forth in Section 6 of this Commitment Letter, in the Term Sheet (as defined below) under the paragraph titled “Conditions Precedent to Borrowing” and in Exhibits B and C hereto, of (i) incremental term loans (“Incremental Term Loans”) under the Existing Term Loan Credit Agreement in an aggregate principal amount of $400 million (the “Incremental Term Loan Facility”) under an Incremental Assumption Agreement (as defined in the Existing Term Loan Credit Agreement) pursuant to, and in accordance with, Sections 2.21(a) and 2.21(b) of the Existing Term Loan Credit Agreement and (ii) incremental revolving loans (“Incremental Revolving Loans”) under the Existing ABL Agreement in an aggregate principal amount of $62.5 million pursuant to Incremental Commitments (as defined in the Existing ABL Agreement) of $125.0 million (the “ABL Incremental Commitments”) made under an Incremental Assumption Agreement (as defined in the Existing ABL Agreement) pursuant to, and in accordance with, Sections 2.21(a) and 2.21(b) of the Existing ABL Agreement. The Existing Term Loan Credit Agreement, as amended pursuant to the applicable Incremental Assumption Agreement, is referred to herein as the “Amended Term Loan Credit Agreement”. The Existing ABL Agreement, as amended pursuant to the applicable Incremental Assumption Agreement, is referred to herein as the “Amended ABL Agreement” and, together with the Amended Term Loan Credit Agreement the “Amended Credit Agreements”. The Incremental Term Loan Facility and the ABL Incremental Commitments are together referred to herein as the “Incremental Facilities”.

Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Description attached hereto as Exhibit A, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Incremental Term Facility Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Incremental ABL Facility Term Sheet” and, together with the Incremental Term Facility Term Sheet, the “Term Sheets”).

1.	Commitments.

In connection with the foregoing: (a) GS Bank is pleased to advise you of its several, but not joint, commitment to provide 39% of the principal amount of the Incremental Term Loan Facility and 18.5% of the ABL Incremental Commitments; (b) Bank of America is pleased to advise you of its several, but not joint, commitment to provide 24% of the principal amount of

[1]	RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

2

the Incremental Term Loan Facility and 50% of the ABL Incremental Commitments; (c) Barclays is pleased to advise you of its several, but not joint, commitment to provide 24% of the principal amount of the Incremental Term Loan Facility and 18.5% of the ABL Incremental Commitments; (d) Royal Bank is pleased to advise you of its several, but not joint, commitment to provide 9% of the principal amount of the Incremental Term Loan Facility and 9% of the ABL Incremental Commitments; and (e) KCL is pleased to advise you of its several, but not joint, commitment to provide 4% of the principal amount of the Incremental Term Loan Facility and 4% of the ABL Incremental Commitments upon the terms and subject solely to the conditions set forth in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that GS Bank, BofA Securities, Barclays, RBCCM and KCM will act as the bookrunners and lead arrangers (each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers” and, together with the Initial Lenders and their respective affiliates, the “Financial Institutions”, “we” or “us”) for the Incremental Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. You agree that (a) GS Bank will have “left” placement in any and all marketing materials or other documentation used in connection with the Incremental Term Loan Facility and (b) Bank of America will have “left” placement in any and all marketing materials or other documentation used in connection with the ABL Incremental Commitments, in each case, with the role and responsibilities customarily associated with such placement. You and we further agree that no other titles will be awarded and no compensation will be paid (other than that expressly contemplated by this Commitment Letter and Fee Letter referred to below) in connection with the Senior Facilities unless you and we shall so agree.

3.	Syndication.

Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the Incremental Facilities (which will initially be drafted by your counsel), to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Incremental Term Loan Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, any resales or assignments of the Incremental Term Loan Facility or the ABL Incremental Commitments by any Lender (including the Initial Lenders) on or following the date of the initial borrowings under the Incremental Facilities (the “Incremental Closing Date”) shall be governed by the provisions of the Amended Credit Agreements. Each Lender further agrees not to syndicate any of the commitments with respect to the Incremental Facilities to Ineligible Institutions (as defined in the Existing Credit Agreements). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication (as defined in the Fee Letter) and 30 days after the Incremental Closing Date. During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any

3

syndication efforts benefit from the existing lending and investment banking relationships of KPS Capital Partners, L.P. (the “Sponsor”) and you and, to the extent practical and appropriate, the existing lending and investment banking relationships of the Target and its subsidiaries, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times mutually agreed upon, (c) assistance by you and the Sponsor (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause the assistance by the Target and its subsidiaries) in the preparation of a customary confidential information memorandum (“Confidential Information Memorandum”) for each of the Incremental Facilities and other customary marketing materials to be used in connection with the syndication of the Incremental Facilities, (d) your using commercially reasonable efforts to obtain (which use of commercially reasonable efforts shall not require you to change the proposed terms of the Incremental Facilities), upon our request, prior to the commencement of general syndication of the Incremental Facilities, (i) public ratings for the Existing Term Loan Credit Agreement and (ii) a public corporate credit rating and public corporate family rating in respect of the Borrower, in each case, from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, (e) your using commercially reasonable efforts to provide each Lead Arranger and its designees with sufficient access to the Target to complete a field examination of the Target and its subsidiaries as promptly as practicable after the date hereof and (f) the hosting, with the Lead Arrangers, of up to three meetings of prospective Lenders at times and locations mutually agreed upon. Without limiting your obligations to assist with syndication efforts as set forth above, neither the receipt of such ratings nor the commencement, conduct or completion of such syndication is a condition to the commitments or the funding of the Incremental Facilities on the Incremental Closing Date.

You agree, at the request of the Lead Arrangers, to assist us in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Incremental Facilities, consisting exclusively of information that is either (i) publicly available (or, in the case of a company that is not a public reporting company, information of a type that would reasonably be expected to be publicly available if such company were a public reporting company) or (ii) not material with respect to Holdings, the Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that, in connection with your assistance described above, customary authorization letters will be included in the Confidential Information Memorandum and any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation by you to the Financial Institutions that the Public Lender Information does not include material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) about Holdings, the Borrower, the Target and their respective subsidiaries, taken as a whole, or their securities and the Confidential Information Memorandum will contain provisions

4

exculpating us with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof. You acknowledge and agree that, subject to the confidentiality and other provisions of Section 12 of this Commitment Letter, the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) term sheets and drafts that are not marked confidential and final definitive documentation with respect to the Incremental Facilities; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the previously disclosed terms of the Incremental Facilities. You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark any Borrower Materials “PUBLIC”). You hereby acknowledge and agree that any Borrower Materials that are not marked “PUBLIC” shall be treated as Private Lender Information by the Lead Arrangers.

The Lead Arrangers will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter), decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, subject always to the extent provided in the Merger Agreement, to use commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Lead Arrangers all customary information reasonably requested by the Lead Arrangers that is reasonably available to you with respect to Holdings, the Borrower, the Target and their respective subsidiaries, and the Transactions, including customary financial information and projections (such projections, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Incremental Facilities. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Lead Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to Exhibit D hereof.

5

You hereby agree that prior to the earlier of a Successful Syndication and 30 days after the Incremental Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrower and your or its subsidiaries and you will use commercially reasonable efforts to ensure that there are no such competing issues, offerings or placements of debt securities or commercial bank or other credit facility by or on behalf of the Target or its subsidiaries, being offered, placed or arranged, (other than the Incremental Facilities, other indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries for capital expenditures and working capital purposes or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement and other indebtedness incurred in the ordinary course of business of the Target and its subsidiaries for capital expenditures and working capital purposes), without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Incremental Facilities.

4.	Information.

You hereby represent that (with respect to information relating to the Target and its subsidiaries, to the best of your knowledge) (a) all written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you, the Target, the Sponsor or any of your or their representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you, the Target, the Sponsor or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections and other forward looking information are made available to us; it being understood by the Lenders that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections and other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the later of (1) the Incremental Closing Date and (2) the earlier of the occurrence of a Successful Syndication and the date that is 30 days after the Incremental Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly inform us and (with respect to the Target and its subsidiaries) use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information and Projections relating to the Target and its subsidiaries) in all material respects under those circumstances. In arranging and syndicating the Incremental Facilities, the Lead Arrangers, and in committing to the Incremental Facilities, the Initial Lenders will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

6

5.	Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Incremental Facilities (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6.	Conditions Precedent.

The Initial Lenders’ obligations to fund their respective commitments hereunder on the Incremental Closing Date, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery of definitive documentation with respect to the Incremental Facilities in accordance with the terms set forth in the Term Sheet, consistent with and pursuant to the Existing Credit Agreements, and (b) the satisfaction (or waiver by the Initial Lenders) of (i) the conditions set forth in the Incremental Term Facility Term Sheet under the paragraph titled “Conditions Precedent to Borrowing” in the case of the Incremental Term Loan Facility and (ii) the conditions set forth in the Incremental ABL Facility Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” in the case of the Incremental ABL Facility. There shall be no conditions to closing and funding other than those expressly referred to in this Section 6.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Financial Institution (each, in such capacity, an “Indemnified Person”) in accordance with the indemnity obligations of the Borrower set forth in Section 9.05 of the Existing Term Loan Credit Agreement and Section 9.05 under the Existing ABL Agreement, in each case, as if it were an “Arranger” or “Lender” thereunder, which shall extend to this Commitment Letter, the arrangement of the Incremental Facilities, the Fee Letter, the Transactions, the Incremental Facilities, the use or intended use of the proceeds of the Incremental Facilities and the preparation, execution and delivery of the Amended Credit Agreements and (b) to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, appraisal and field examination, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of Davis Polk & Wardwell LLP and of a single firm of local counsel to the Financial Institutions in each appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed)) of the Financial Institutions in connection with this Commitment Letter, the arrangement of the Incremental Facilities and the preparation, negotiation, execution, delivery and enforcement of this

7

Commitment Letter and the Incremental Facilities and any ancillary documents or security arrangements in connection therewith. It is further agreed that the Financial Institutions shall have no liability to any person other than you, and you shall have no liability to any person other than the Financial Institutions and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the Incremental Facilities or the transactions contemplated hereby.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each Financial Institution will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Financial Institution is acting solely as a principal and not as an agent of yours hereunder and the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each Financial Institution is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, Holdings, the Borrower, the Target and your and its subsidiaries and other companies with which you, Holdings, the Borrower, or the Target and your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us, or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any of such counsel based on fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto.

8

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto, without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided that each Initial Lender may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided, further, that, except for assignments between GS Bank and Goldman Sachs Lending Partners LLC as set forth below, such Initial Lender shall not be released from the portion of its commitments hereunder so assigned to the extent such assignee fails to fund the portion of the commitments assigned to it on the Incremental Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein; provided, further, that, notwithstanding the foregoing, GS Bank may assign its commitments hereunder to Goldman Sachs Lending Partners LLC (“GSLP”) and, upon the assumption by GSLP of the rights and obligations of GS Bank pursuant to assignment and assumption documentation reasonably acceptable to the Borrower, GS Bank will be released from its commitments hereunder to the extent of any such assignment. Unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Incremental Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as an Initial Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

9

You acknowledge that information and documents relating to the Incremental Term Loan Facility may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Parties (as defined in the Existing Credit Agreements) shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Parties. We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the Incremental Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrower and their respective affiliates (or any of them), and the amount, type and Incremental Closing Date, all at the expense of the applicable Financial Institution. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Incremental Term Loan Facility; provided that nothing in this Commitment Letter or the Fee Letter shall constitute a waiver, modification or amendment to any provision of either of the Existing Credit Agreements or any other Loan Document (as defined in either of the Existing Credit Agreements), which waiver, modification or amendment may only become effective in accordance with the terms of the Existing Credit Agreement or such other applicable Loan Document. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; provided, however, that (A) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit D) and whether or not a Material Adverse Effect has occurred (in each case solely for purposes of the conditions to funding of the Incremental Facilities on the Incremental Closing Date) and (B) the determination of the accuracy of any Target Representations (as defined in Exhibit D) and whether as a result of any inaccuracy thereof you have (or any of your assignees under the Merger Agreement has) a right to terminate your or their obligations thereunder or to not consummate the Merger shall be governed by the law governing the Merger Agreement.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient

10

forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to your officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below and only if redacted in a manner reasonably satisfactory to the Lead Arrangers) (i) to the Seller, the Target and their subsidiaries and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter, in each case on a confidential basis, (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Incremental Facilities, (iii) to any rating agencies and (iv) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder; and (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Facilities or to the extent customary or required in any public or regulatory filing relating to the Transactions; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Incremental Closing Date.

We shall use all non-public information received by us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially,

11

together with the terms and substance of this Commitment Letter and the Fee Letter, all such information in accordance with the confidentiality obligations of the Agents set forth in Section 9.16 of the Existing Term Loan Credit Agreement and Section 9.16 of the Existing ABL Agreement, which shall extend to this Commitment Letter, the Incremental Facilities, the arrangement of the Incremental Facilities and the preparation, execution and delivery of the Amended Credit Agreements; provided that for purposes of such confidentiality obligations, this Commitment Letter shall constitute a “Loan Document” and each Financial Institution shall constitute an “Agent” under each of the Existing Credit Agreements.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, syndication, information, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation, information and to the syndication of the Incremental Facilities, shall automatically terminate and be superseded by the applicable Existing Credit Agreement as amended by the applicable Incremental Assumption Agreement upon the effectiveness thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Incremental Facilities (or portion thereof pro rata among the Initial Lenders) hereunder at any time subject to the preceding sentence.

14.	PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies the Borrower and the Guarantors (as defined in the Existing Credit Agreements), which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to each Financial Institution and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 P.M., New York City time, on July 12, 2019. The Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the

12

Incremental Closing Date does not occur on or before the End Date (as defined in the Merger Agreement as in effect as of the date hereof), (ii) the Merger Agreement is terminated without the consummation of the Merger having occurred, (iii) the closing of the Merger (x) in the case of the Incremental Term Loan Facility, without the use of the Incremental Term Loan Facility and (y) in the case of the Incremental ABL Commitments, without the use of the Incremental ABL Commitments or (iv) you or any of your subsidiaries enters into any commitment or engagement letter in respect of any debt financing or any written agreement in respect of any merger, acquisition or similar investment without the Lead Arrangers’ prior written consent, then this Commitment Letter and the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

13

We are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Mark Kushemba
Name: Mark Kushemba
Title: Managing Director

BofA SECURITIES, INC.

By:	/s/ Mark Kushemba
Name: Mark Kushemba
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Brad Aston
Name: Brad Aston
Title: Managing Director

KKR CAPITAL MARKETS LLC

By:	/s/ Adam Smith
Name: Adam Smith
Title: Authorized Signatory

KKR CORPORATE LENDING LLC

By:	/s/ Adam Smith
Name: Adam Smith
Title: Authorized Signatory

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director

Accepted and agreed to as of the date first above written:

AUTOKINITON US INTERMEDIATE, INC.

By:	/s/ George Thanopoulos
Name: George Thanopoulos
Title: President

EXHIBIT A

Project Tiger

$400 million Senior Secured Incremental Term Loan Facility

$125 million Senior Secured Incremental Asset-Based Revolving Facility

Transaction Description2

Affiliates of the Borrower intend to enter into the Merger Agreement with the Target pursuant to which, among other things, Merger Sub will be merged with and into the Target, with the Target surviving the merger as a direct wholly owned domestic subsidiary of the Borrower. Prior to the Incremental Closing Date, Merger Sub will commence a tender offer to purchase all of the outstanding shares of common stock of the Target (the “Tender Offer”) and, if such shares are accepted for purchase pursuant to the terms of the Merger Agreement and the Tender Offer, such purchase will occur on the Closing Date prior to the Merger. Each share that is not validly tendered and accepted for payment shall be converted into the right to receive merger consideration.

Holdings is controlled by investment funds, or affiliates of investment funds, advised, managed or controlled by the Sponsor and certain co-investors arranged or designated by the Sponsor (collectively with the Sponsor, the “Investors”).

In connection with the Merger, it is intended that:

1. The Investors will contribute, directly or indirectly, $235 million (the “Equity Contribution”) to Holdings in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, and which shall be further contributed to the Borrower in the form of common equity; provided that the Sponsor shall directly or indirectly (whether by contract or otherwise) control not less than a majority of the voting interests in Holdings on the Incremental Closing Date after giving effect to the Transactions; provided further that the proceeds of the Equity Contribution shall not be available for any covenant cure under the Amended Term Loan Credit Agreement;

2. (i) On the Incremental Closing Date, the Target shall become a wholly-owned subsidiary of the Borrower, each of the Target and its Wholly Owned Subsidiaries (as defined in the Existing Credit Agreements) that are not Excluded Subsidiaries (as defined in the Existing Credit Agreements) shall become guarantors and execute and deliver a supplement to the Guarantee Agreement, the Collateral Agreement and any other applicable Security Documents under, and as defined in, each Existing Credit Agreement (this clause (i), collectively, the “Requirements”) and (ii) on the terms and to the extent required by and within the time periods required under the Loan Documents (as defined in each of the Existing Credit Agreements) under each of the Existing Credit Agreements and pursuant to any other requirements to be satisfied on or prior to the Incremental Closing Date as set forth in Exhibit D to the Commitment Letter, each such new guarantor shall satisfy the Collateral and Guarantee Requirement (under and as defined under each Amended Credit Agreement);

[2]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

Exh. A-1

3. The Borrower will obtain (i) the incremental senior secured term loan facility described in the Incremental Term Loan Facility Term Sheet in an aggregate principal amount of up to $400 million (the “Incremental Term Loan Facility”) and (ii) the incremental senior secured asset-based revolving credit facility commitments described in the Incremental ABL Facility Term Sheet in an aggregate principal amount of up to $125 million (the “Incremental ABL Commitments” and, together with the Incremental Term Loan Facility, the “Incremental Facilities”);

4. Indebtedness under that certain (i) Amended and Restated Term Loan and Guaranty Agreement, originally dated as of April 23, 2013 and amended and restated as of March 7, 2017 among Tower Automotive Holdings USA, LLC (“Tower Automotive Holdings USA”), Tower International, Inc. (f/k/a Tower Automotive, LLC) (“Tower International”), Tower Automotive Holdings I, LLC (“Tower Automotive Holdings I”), Tower Automotive Holdings II(a), LLC (“Tower Automotive Holdings II(a)”), Citibank N.A., as administrative agent and the other parties party thereto and (ii) Fourth Amended and Restated Revolving Credit and Guaranty Agreement, dated as of March 7, 2017 among Tower Automotive Holdings USA, Tower International, Tower Automotive Holdings I, Tower Automotive Holdings II(a), JPMorgan Chase Bank, N.A., as issuing lender, as swing line lender and as administrative agent and the other parties party thereto, in each case, will be repaid or discharged or arrangements reasonably satisfactory to the Agent for such repayment or discharge shall have been made (other than in respect of letters of credit that are either rolled into or back-stopped by letter(s) of credit issued under the Amended ABL Agreement or cash collateralized by the Borrower) and all commitments thereunder and all guarantees and security interests granted in connection therewith will be terminated on or prior to the Incremental Closing Date (the “Refinancing”); and

5. Fees and expenses incurred in connection with the foregoing (collectively, the “Transaction Costs”) will be paid.

The Merger, the Tender Offer and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

Exh. A-2

EXHIBIT B

Project Tiger

$400 million Senior Secured Incremental Term Loan Facility

Summary of Principal Terms and Conditions3

Borrower:	Autokiniton US Holdings, Inc.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agent:	Goldman Sachs Bank USA, as Administrative Agent for the lenders and Collateral Agent under the Existing Term Loan Credit Agreement (in such capacities, the “Term Loan Agent”).

Lead Arrangers:	GS Bank, BofA Securities, Barclays, RBCCM and KCM will act as lead arrangers for the Incremental Term Loan Facility (the “Lead Arrangers” and, together with any additional lead arrangers appointed by the Borrower, each in such capacity, an “Arranger” and, collectively, the “Arrangers”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more of the Lead Arrangers (or their affiliates) identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more of the Lead Arrangers (or their affiliates) identified by the Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The Incremental Term Loans shall be incurred under Sections 2.21(a) and 2.21(b) of the Existing Term Loan Credit Agreement and shall be effected pursuant to an Incremental Assumption Agreement (as defined in the Existing Term Loan Credit Agreement) pursuant to, and in accordance with, the Existing Term Loan Credit Agreement. To the extent that the Borrower and the Lead Arrangers agree that the Incremental Term Loans are to be fungible with the Existing Term Loans, the Incremental Term Loan Facility shall be structured as an increase to the Existing Term Loans, in which case the provisions under the headings “Additional Incremental Facilities” and “Voluntary Prepayments and Reductions in Commitments” herein shall also apply to the Existing Term Loans.

[3]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached.

Exh. B-1

Additional Incremental Facilities:	The Borrower will be permitted to increase or add facilities under the Amended Term Loan Credit Agreement on the terms set forth in the Existing Term Loan Credit Agreement.

Purpose:	The proceeds of the Incremental Term Loan Facility on the Incremental Closing Date will be used by the Borrower, together with the proceeds from the Incremental ABL Commitments and additional borrowings under the Existing ABL Agreement and cash on hand of the Borrower, the Target and its subsidiaries, to finance the Transactions.

Refinancing Facilities:	Same as Existing Term Loan Credit Agreement.

Availability:	The full amount of the Incremental Term Loan Facility must be drawn in a single drawing on the Incremental Closing Date. Amounts borrowed under the Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	The applicable margin with respect to the Incremental Term Loans shall be set at (x) the Term Loan Eurocurrency Loan Margin (as defined in the Fee Letter) in the case of any Eurocurrency Loan (as defined in the Existing Term Loan Credit Agreement) and (y) the Term Loan ABR Loan Margin (as defined in the Fee Letter) in the case of any ABR Loan (as defined in the Existing Term Loan Credit Agreement). From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Incremental Closing Date, the interest rate margins will be subject to reductions based upon Net First Lien Leverage Ratios to be agreed.

Default Rate:	Same as Existing Term Loan Credit Agreement.

Final Maturity and Amortization:	The Incremental Term Loan Facility will mature on May 22, 2025 (same as the Term B Loans (as defined in the Existing Term Loan Credit Agreement) outstanding under the Existing Term Loan Credit Agreement (the “Existing Term Loans”)) and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the Incremental Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the Incremental Term Loan Facility with the balance payable on the maturity date of the Incremental Term Loan Facility (same as Existing Term Loans).

Guarantees:	Same as Existing Term Loan Credit Agreement.

Exh. B-2

Security and Lien Priority:	Same as Existing Term Loan Credit Agreement and subject to the same intercreditor arrangement in relation to obligations under the Existing ABL Agreement as the obligations under Existing Term Loan Credit Agreement pursuant to the ABL Intercreditor Agreement (as defined in the Existing Term Loan Credit Agreement).

Mandatory Prepayments:	Same as Existing Term Loan Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:

Consistent with Existing Term Loan Credit Agreement; provided, that the Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Incremental Term Loans that occurs on or before the date that is six months after the Incremental Closing Date, in an amount equal to 1.00% of the principal amount of the Incremental Term Loans subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any prepayment or repayment of Incremental Term Loans with the proceeds of any new or replacement tranche of secured term loans that have an All-in Yield that is less than the All-in Yield of such Incremental Term Loans or (ii) any amendment, amendment and restatement and other modification to the Amended Term Loan Credit Agreement which reduces the All-in Yield of the Incremental Term Loans (other than, in the case of each of clauses (i) and (ii), in connection with a Qualified IPO, Change in Control, a transformative acquisition referred to in the last sentence of Section 2.11(b) of the Existing Term Loan Credit Agreement or other similar material Investment) and, in either case where the primary purpose of such prepayment or amendment in the case of each of clauses (i) and (ii) is to reduce the All-in Yield of such Incremental Term Loans as determined in good faith by the Borrower (each capitalized term of the foregoing not otherwise defined in this paragraph, as defined in the Existing Term Loan Credit Agreement).

Representations and Warranties:	Same as Existing Term Loan Credit Agreement.

Conditions Precedent to Borrowing:	As set forth in Exhibit D.

Affirmative Covenants:	Same as Existing Term Loan Credit Agreement.

Negative Covenants:	Same as Existing Term Loan Credit Agreement.

Events of Default:	Same as Existing Term Loan Credit Agreement.

Exh. B-3

Unrestricted Subsidiaries:	Same as Existing Term Loan Credit Agreement.

Voting:	Same as Existing Term Loan Credit Agreement.

Cost and Yield Protection:	Same as Existing Term Loan Credit Agreement.

Assignments and Participations:	Same as Existing Term Loan Credit Agreement.

Non-Pro Rata Repurchases: Expenses and Indemnification:	Same as Existing Term Loan Credit Agreement. Same as Existing Term Loan Credit Agreement.

EU Bail-in Provisions	Same as Existing Term Loan Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Term Loan Agent and Arrangers:	Davis Polk & Wardwell LLP

Exh. B-4

EXHIBIT C

Project Tiger

$125 million Senior Secured Incremental Asset-Based Revolving Facility

Summary of Principal Terms and Conditions4

Borrower:	Autokiniton US Holdings, Inc.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agent:	Bank of America, N.A., as Administrative Agent for the lenders and Collateral Agent under the Existing ABL Agreement (in such capacities, the “Revolver Agent”).

Lead Arrangers:	GS Bank, BofA Securities, Barclays, RBCCM and KCM will act as lead arrangers for the ABL Incremental Commitments (the “Lead Arrangers” and, together with any additional lead arrangers appointed by the Borrower, each in such capacity, an “Arranger” and, collectively, the “Arrangers”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more of the Lead Arrangers (or their affiliates) identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more of the Lead Arrangers (or their affiliates) identified by the Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The Incremental Revolving Loans shall be incurred under Sections 2.21(a) and 2.21(b) of the Existing ABL Agreement and shall be effected pursuant to an Incremental Assumption Agreement (as defined in the Existing ABL Agreement) pursuant to, and in accordance with, the Existing ABL Agreement. Notwithstanding anything to the contrary, on the Incremental Closing Date, all thresholds in fixed dollar amounts with respect to Excess Availability (including in each of the definitions of “Availability Triggering Event”, “Collateral Triggering Event”, “Covenant Triggering Event”, “Dominion Triggering Event” and “Payment Conditions”) shall be increased in proportion to the increase in the aggregate amount of commitments in the Amended ABL Agreement after giving to the Incremental ABL Commitments as compared to the Existing ABL Agreement (the “Adjustments”).

[4]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached.

Exh. C-1

Additional Incremental Facilities:	The Borrower will be permitted to increase or add facilities under the Amended ABL Agreement on the terms set forth in the Existing ABL Agreement.

Purpose:	The proceeds of the Incremental Revolving Loans on the Incremental Closing Date will be used by the Borrower, together with the proceeds from the Incremental Term Loans and additional borrowings under the Existing ABL Agreement and cash on hand of the Borrower, the Target and its subsidiaries, to finance the Transactions.

Availability:	From and after the Incremental Closing Date, the ABL Incremental Commitments will be available at any time prior to the final maturity of the ABR Incremental Commitments, in minimum principal amounts and upon notice to be agreed upon but consistent with the Existing ABL Agreement; provided that the aggregate principal amount of Incremental Revolving Loans and additional borrowings under the Existing ABL Agreement on the Incremental Closing Date shall not exceed $100.0 million in the aggregate.

Interest Rates and Fees:	Same as Existing ABL Agreement.

Default Rate:	Same as Existing ABL Agreement.

Final Maturity and Amortization:	Same as Existing ABL Agreement.

Guarantees:	Same as Existing ABL Agreement.

Security and Lien Priority:	Same as Existing ABL Agreement and subject to the same intercreditor arrangement in relation to obligations under the Existing Term Loan Credit Agreement as the obligations under Existing ABL Agreement pursuant to the ABL Intercreditor Agreement.

Security:	Same as Existing ABL Agreement.

Mandatory Prepayments:	Same as Existing ABL Agreement.

Exh. C-2

Voluntary Prepayments and Reductions in Commitments:	Same as Existing ABL Agreement.

Representations and Warranties:	Same as Existing ABL Agreement.

Conditions Precedent to Initial Borrowing:	As set forth in Exhibit D.

Conditions Precedent to Subsequent Borrowings:	Same as Existing ABL Agreement.

Affirmative Covenants:	Same as Existing ABL Agreement, subject to the Adjustments.

Negative Covenants:	Same as Existing ABL Agreement, subject to the Adjustments.

Events of Default:	Same as Existing ABL Agreement.

Unrestricted Subsidiaries:	Same as Existing ABL Agreement.

Voting:	Same as Existing ABL Agreement.

Cost and Yield Protection:	Same as Existing ABL Agreement.

Assignments and Participations:	Same as Existing ABL Agreement.

Non-Pro Rata Repurchases:	Same as Existing ABL Agreement.

Expenses and Indemnification:	Same as Existing ABL Agreement.

EU Bail-in Provisions:	Same as Existing ABL Agreement.

Governing Law and Forum:	New York.

Counsel to Revolver Agent and Arrangers:	Davis Polk & Wardwell LLP

Exh. C-3

EXHIBIT D

Project Tiger

$400 million Senior Secured Incremental Term Loan Facility

$125 million Senior Secured Incremental Asset-Based Revolving Facility

Conditions Precedent to Borrowing5

Except as otherwise set forth below, the initial borrowings under the Incremental Facilities on the Incremental Closing Date shall be subject to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially concurrent with the other Transactions):

1. Delivery of reasonably satisfactory customary legal opinions of counsel for the Borrower and the Guarantors.

2. Delivery of (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Incremental Closing Date, in each case to the extent requested of the Borrower at least 10 business days prior to the Incremental Closing Date) and (ii) a certification regarding beneficial ownership required by 31 C.F.R. §1010.230 (in each case, at least three business days prior to the Incremental Closing Date, in each case to the extent requested of the Borrower not less than 10 business days prior to the Incremental Closing Date).

3. Delivery of customary corporate documents and officer’s and public officials’ certificates for the Borrower and the Guarantors and customary closing certificates, in each case, consistent with those delivered on the Incremental Closing Date (as defined in the Existing Credit Agreements) and also certifying (and such certification shall be true) that the Merger and the other Transactions are permitted under the Existing Credit Agreements.

4. Payment of all fees required to be paid on or prior to the Incremental Closing Date pursuant to the Commitment Letter and Fee Letter and, to the extent invoiced at least three business days prior to the Incremental Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk) required to be reimbursed or paid on the Incremental Closing Date pursuant to the Commitment Letter.

5. The representations and warranties made by the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lead Arrangers and the Initial Lenders (in their capacities as such) (but only to the extent that the Borrower (or any of its applicable affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Merger Agreement to consummate or otherwise decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement) (the “Target Representations”) shall be true and correct in all material respects.

[5]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit D is attached or in the other Exhibits thereto.

Exh. D-1

6. The representations and warranties of the Borrower and, to the extent applicable, the Guarantors, in Sections 3.01(a), 3.01(d), 3.02(a), 3.02(b)(i)(B), 3.03, 3.10, 3.11, 3.17 (limited to creation, validity and perfection except as provided in the last paragraph of this Exhibit D), 3.19, 3.25 and 3.26 of each of the Existing Credit Agreements with respect to the Incremental Facilities and the Amended Credit Agreements (the “Specified Representations”) shall be true and correct in all material respects (or, where the representations and warranties are already qualified by materiality or material adverse effect, in all respects) with the same effect as though made on and as of the Incremental Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). In the case of the Incremental ABL Commitments only, delivery of the certificate (the statements in which shall be true) required under Section 2.21(c) of the Existing ABL Agreement (which, for the avoidance of doubt and consistent with the proviso contained in the parenthetical thereto, will, for purposes of the certificate of compliance with Section 4.01(b), be subject to the last paragraph of this Exhibit D).

7. The Borrower (i) shall ensure that the Financial Institutions shall have received, not later than 15 consecutive days prior to the Incremental Closing Date, the financial information required to be delivered pursuant to paragraphs 11, 12 and 13 below to be used in connection with the syndication of the Incremental Facilities and (ii) shall ensure that the Lead Arrangers shall have been afforded a period of at least 15 consecutive days following receipt of such financial information to syndicate the Incremental Term Loan Facility; provided, however, that in no event shall such period be restarted or cease to continue if additional financial statements are delivered or required to be delivered pursuant to paragraphs 11, 12 or 13 below once such syndication period has begun; provided that such period shall not commence any earlier than September 3, 2019.

8. On the Incremental Closing Date, after giving effect to the transactions contemplated by the Merger Agreement, none of the Target’s subsidiaries shall have any third-party debt for borrowed money other than any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement and other indebtedness incurred in the ordinary course of business of the Target and its subsidiaries for capital expenditures and working capital purposes and permitted under the Existing Credit Agreements.

9. The Merger and the Tender Offer shall be consummated simultaneously, or substantially concurrent with the closing of the Incremental Facilities in accordance with the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Lead Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Merger Agreement, other than a reduction in accordance with the terms of the Merger Agreement as in effect on the date hereof (including, without limitation, working capital adjustments), shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such), unless either such reduction of the purchase price is less than 10% of the total purchase price or, if such reduction is equal to or greater than 10% of the total purchase price, is applied ratably to reduce the Equity Contribution and the amount of the Incremental Term Loan Facility.

Exh. D-2

10. Since the date of the Merger Agreement, there shall have been no Material Adverse Effect (as defined in the Merger Agreement as in effect as of the date hereof).

11. The Financial Institutions shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 and (b) unaudited consolidated balance sheets and related statements of income of the Target and its subsidiaries as of March 31, 2019 and for each subsequent fiscal quarter ended at least 45 days before the Incremental Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof, in each case prepared in accordance with GAAP.

12. Delivery of the financial statements of the Borrower and its subsidiaries required pursuant to Sections 5.04(a) and (b) of each of the Existing Credit Agreements as in effect as of the date hereof, in each case, within the time periods required thereunder.

13. The Financial Institutions shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its subsidiaries (based on the financial statements of the Target and its subsidiaries referred to in paragraph 11 above and the financial statements of the Borrower and its subsidiaries referred to in paragraph 12 above) as of and for the twelve-month period ending on the last day of the most recent financial statements referred to in paragraph 12 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income).

14. Delivery of a solvency certificate substantially in the form of Exhibit G to the Existing Term Loan Credit Agreement confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions on the Incremental Closing Date.

15. A borrowing request for each of the Incremental Term Loans and the Revolving Facility Loans (as defined in the Amended ABL Agreement) to be borrowed on the Incremental Closing Date.

16. The Refinancing and (subject to the last paragraph of this Exhibit D) the Requirements shall have occurred or been satisfied (or substantially simultaneously or concurrently with the closing under the Incremental Facilities shall occur or be satisfied). The Equity Contribution shall have been made (or substantially simultaneously or concurrently with the closing under the Incremental Facilities shall be made) in at least the amount set forth in Exhibit A.

17. In the case of the initial borrowing under the Incremental ABL Commitments, the Financial Institutions shall have received a Borrowing Base Certificate (as defined in the Existing ABL Agreement) from the Borrower (unless the borrowing on the Incremental Closing Date is based on the deemed Borrowing Base described in the Fee Letter).

Exh. D-3

The initial borrowings under the Incremental Facilities will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter. The definitive credit documentation for the Incremental Facilities will not contain any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph or Section 6 of the Commitment Letter.

Notwithstanding anything in this Exhibit D, the Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties required to be made on the Incremental Closing Date shall be the Target Representations and the Specified Representations and (b) the terms of the definitive documentation for the Incremental Facilities shall be such that they do not impair the availability of or initial funding of the Incremental Facilities on the Incremental Closing Date if the conditions set forth in this Exhibit D and in Section 6 of the Commitment Letter are satisfied or waived (it being understood that, to the extent any security interest in the intended collateral or any deliverable related to the perfection of security interests in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificates, if any, of the Target or any domestic subsidiary to the extent received from the Target on the Incremental Closing Date after using commercially reasonable efforts, on or prior to the Incremental Closing Date), is not or cannot be provided and/or perfected on the Incremental Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Incremental Facilities on the Incremental Closing Date but shall be required to be delivered after the Incremental Closing Date pursuant to arrangements and timing required under the Loan Documents (as defined in each of the Existing Credit Agreements) under each of the Amended Credit Agreements).

Exh. D-4